Exhibit 10.1

Beverly Enterprises, Inc.

Enhanced Supplemental Executive Retirement Plan

Effective as of January 1, 2004

Beverly Enterprises, Inc.

Enhanced Supplemental Executive Retirement Plan

ARTICLE 1
ESTABLISHMENT AND PURPOSE

     1.1 Establishment. Effective as of January 1, 2004, the Company hereby establishes this deferred compensation plan for a select group of employees as described herein, which shall be known as the “Beverly Enterprises, Inc. Enhanced Supplemental Executive Retirement Plan” (the “Plan”). The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of sections 201, 301, and 401 of ERISA, and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is intended to constitute a “nonqualified deferred compensation plan” for purposes of Code section 3121(v)(2) as well as 4 U.S.C. section 114.

     1.2 Purpose. The primary purposes of the Plan are (i) to attract and retain executives to key positions with the Company, and (ii) to provide such executives retirement benefits that are competitive with what similar companies provide to similar employees.

ARTICLE 2
DEFINITIONS

     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)	“Account” means the bookkeeping entry made with respect to each Participant for the purpose of maintaining a record of each Participant’s benefit under the Plan.

(b)	“Affiliate” means any business entity 80% or more directly or indirectly owned or controlled by the Company.

(c)	“Cause” means the Participant’s (i) conviction of or guilty plea or plea of no contest to any felony or crime involving moral turpitude; (ii) theft or embezzlement or misappropriation of property from the Company or an Employer or any act of dishonesty or fraud involving the Company or an Employer; (iii) any abuse of alcohol or drugs; (iv) any material violation of any Company policy or ethics code; or (v) material misconduct or material failure to substantially perform the duties of his position.

(d)	“Change in Control” shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; (ii) as the result of, or in connection with, any contested election for the board of directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were directors of the company before the Transaction shall cease to constitute a majority of the board of directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate or merge with any other person, entity or group of persons within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d) and 14(d) thereto, including a “group” as defined in Section 13(d) (collectively referred to as a “Person”) and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer fifty percent (50%) or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

Notwithstanding anything to the contrary contained herein, a Change in Control shall not include any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity (“Controlled Entity”) with respect to which (1) the majority of the board of directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled Entity and immediately after such transaction(s) constitute a majority of Controlled Entity’s board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled Entity and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled Entity.

(e)	“Code” means the Internal Revenue Code of 1986, as it has been and may be amended from time to time.

(f)	“Committee” means the Nominating and Compensation Committee of the Board of Directors of the Company as it may exist from time to time.

(g)	“Company” means Beverly Enterprises, Inc., a Delaware corporation, and any successor by merger, purchase or otherwise.

(h)	“Compensation” means an Employee’s Salary and Incentive Compensation paid by the Employer for the Plan Year.

(i)	“Competitive Employment” means owning a direct or indirect ownership interest in or working as an employee or independent contractor (including a director, manager, or consultant) of any entity (including a sole proprietorship) the Committee determines, in its sole discretion, is in competition with the Company or any Affiliate, at any time until the later of (a) three (3) years from the Participant’s termination of employment with an Employer, or (b) while the Participant is in pay status (i.e., receiving or entitled to receive a benefit) hereunder.

(j)	“Distribution Eligibility Requirement” means the first of the following events to occur while the Participant is still in full-time active employment with an Employer at least the Participant’s initial pay band level upon entry into the Plan or above: (i) completion of ten (10) years of participation in this Plan; or (ii) the attainment of age 60.

(k)	“Eligible Employee” means an Employee who is eligible to participate in the Plan pursuant to Section 4.1.

(l)	“Employee” means any person employed by the Employer whose wages are subject to withholding for purposes of the Federal Insurance Contribution Act.

(m)	“Employer” means the Company and each Affiliate that adopts the Plan with the Company’s permission.

(n)	“Enhanced SERP Contributions” means those contributions credited to a Participant’s Account pursuant to Article 5.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as it has been and may be amended from time to time.

(p)	“Imputed Compensation” means an Inactive Participant’s Deemed Salary and Deemed Incentive Compensation for each Plan Year (or portion thereof) he is an Inactive Participant as set forth in Section 4.2.

An Inactive Participant’s Deemed Salary equals his Salary for the last Plan Year he was an active Participant increased by 4% per year for each Plan Year he is an Inactive Participant. In the case of a Participant who becomes an Inactive Participant because he is terminated without Cause within two (2) years following a Change in Control, his Salary for his last Plan Year of active Plan participation shall not be less than his Salary immediately prior to the Change in Control.

An Inactive Participant’s Deemed Incentive Compensation will equal 100% of the target bonus set for the Inactive Participant’s pay band for the Plan Year (based on the pay band the Participant was in at the time of his death or disability, or, in the case of a termination within two years after a Change in Control, based on the greater of his pay band at the time of termination or his pay band at the time of the Change in Control), provided that the target bonus for a given Plan Year for purposes of determining an Inactive Participant’s Deemed Incentive Compensation will not be less than 75% of the Inactive Participant’s Deemed Salary for the Plan Year.

(q)	“Inactive Participant” means a Participant who has terminated employment with an Employer due to (i) death, (ii) total and permanent disability, as determined by the Committee in its sole discretion, or (iii) involuntary termination without Cause within two (2) years following a Change in Control, and is eligible to receive the Enhanced SERP Contributions for Inactive Participants described in Section 5.2. Such individual shall remain an Inactive Participant until the earlier of (i) in the case of disability, such time as he ceases to be totally and permanently disabled (as determined by the Committee in its sole discretion), or (ii) he would have met the Distribution Eligibility Requirement had his employment not terminated due to death, total and permanent disability, or involuntary termination without Cause within two (2) years following a Change in Control.

(r)	“Incentive Compensation” means the most recent annual bonus and/or other non-periodic annual incentive paid to an Employee in addition to his Salary. Whether a payment qualifies as “Incentive Compensation” shall be determined by the Committee in its sole discretion.

(s)	“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 4.2. Except for purposes of Section 5.1, the term Participant shall also include Inactive Participants.

(t)	“Plan” means the Beverly Enterprises, Inc. Enhanced Supplemental Executive Retirement Plan, as set forth herein, and as it may be amended from time to time.

(u)	“Plan Year” means January 1 to December 31 of each calendar year.

(v)	“Rabbi Trust” means the grantor trust that may be established pursuant to Article 8.

(w)	“Rabbi Trustee” means the trustee of the Rabbi Trust.

(x)	“Salary” means the base annual compensation payable to an Employee by the Employer for services rendered during a Plan Year, before reduction for amounts deferred pursuant to the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan or the Beverly Enterprises, Inc. Executive Deferred Compensation Plan, or any other deferred compensation, 401(k), or cafeteria plan, which is payable in cash to the Employee for services to be rendered during the Plan Year, provided that “Salary” shall exclude Incentive Compensation.

ARTICLE 3
ADMINISTRATION

     3.1 Authority of the Committee. Subject to the provisions herein, the Committee or its designee shall have full power and discretion to select Employees for participation in the

Plan; to determine the terms and conditions of each Employee’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Articles 9 and 12 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; to adjudicate all claims and appeals; and to make other determinations which may be necessary or advisable for the administration of the Plan.

     The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe; provided, however, that the Committee shall not delegate its authority with regard to the determination of Eligible Employees or contributions pursuant to Article 5.

     3.2 Decisions Binding. Subject to Section 3.4(b), all determinations and decisions of the Committee or its designee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.

     3.3 Claim Procedures. If a request for Plan benefits is denied in whole or in part, the Participant or his beneficiary (“claimant”) will be notified in writing within 90 days after receipt of the claim. In some instances, the Committee or its designee may require an additional 90 days to consider the claim. When additional time is needed, the claimant will be notified in writing within 90 days after receipt of the claim of the special circumstances requiring the extension and the date by which the Committee or its designee expects to render its benefit determination. The extension may not exceed a total of 180 days from the date the claim was originally filed.

     If the claim involves a determination of whether or not the claimant is disabled (a “Disability Claim”), such claim will generally be decided and the claimant notified of the decision within 45 days after receipt of the claim; provided that the Committee may obtain two 45-day extensions if the proper written notice, which contains the information described above, is given to the claimant before the end of each applicable 45-day period.

     If a claimant’s initial request for benefits is denied, the notice of the denial will include the specific reasons for denial and references to the relevant Plan provisions on which the denial was based, a description of any additional material or information necessary to perfect the claim and an explanation of why such information is necessary, if applicable, and a description of the Plan’s review procedures and the time limits applicable thereto, including a statement of the claimant’s rights under Section 502(a) of ERISA following an adverse benefits determination on review.

     If the denied claim is a Disability Claim, the following additional information will be provided with the denial notice: (a) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon written request; and (b) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon written request.

     Within 60 days after receiving a denial (180 days in the case of a Disability Claim), the claimant or his authorized representative may appeal the decision by requesting a review by writing the Committee. On appeal, the claimant may submit in writing any comments or issues with respect to the claim and/or any additional documents or information not considered during the initial review and, upon request and free of charge, the claimant will be provided access to and copies of all documents, records and other information relevant to the claim. On appeal, the Committee will not give deference to the initial adverse benefit determination.

     If the appeal involves a Disability Claim, the following additional procedures shall apply to the review on appeal: (i) it will be conducted by a Plan fiduciary that is neither the individual who made the initial adverse benefit determination, nor the subordinate of such individual; (ii) if the initial adverse decision was based in whole or in part on a medical judgment, the reviewer will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is not the same person (or his or her subordinate) that was consulted in connection with the initial benefits decision; and (iii) upon request, the claimant will be provided the identification of the expert whose advise was obtained in connection with the initial benefit decision, if any, regardless of whether or not the advice was relied upon.

     A decision on appeal will normally be given within 60 days (45 days in the case of a Disability Claim) after the receipt of the appeal. If special circumstances warrant an extension as determined by the Committee in its sole discretion, then the decision will be made no later than 120 days after receipt of the appeal (90 days in the case of a Disability Claim). If an extension is required, the claimant will be provided a written notice of the extension that shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its final decision. Subject to Section 3.4, the Committee’s decision on appeal shall be final and binding on all parties.

     If a claimant’s appeal is denied in whole or in part, the notice of the decision on appeal shall include the specific reasons for the denial and reference to the relevant Plan provisions on which the denial was based, a statement that, upon request and free of charge, the claimant may review and copy all documents, records and other information relevant to the claim for benefits and a statement describing the Plan’s binding arbitration procedures (or, on or after a Change in Control, other contest procedures) and the claimant’s rights under Section 502(a) of ERISA. In addition, if the appeal involved a Disability Claim, the denial notice will include the additional information for Disability Claims described in (a) and (b) above, as applicable.

     3.4 Arbitration. (a) Pre Change in Control. The following provisions shall apply before a Change in Control. Any individual making a claim for benefits under this Plan may contest the Committee’s decision to deny such claim only after first exhausting the Plan’s claims review procedures and then by submitting the matter to binding arbitration before a single arbitrator. Any arbitration shall be held in Fort Smith, Arkansas, unless otherwise agreed to by the Committee. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

     The arbitrator’s authority shall be limited to the affirmation or reversal of the Committee’s denial of the claim or appeal, based solely on whether or not the Committee’s decision was arbitrary or capricious, and the arbitrator shall have no power to alter, add to, or subtract from any provision of this Plan. Except as expressly prohibited by ERISA, the arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan. The arbitrator shall have no power to award any punitive, exemplary, consequential, special, or extracontractual damages, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. Each party shall bear its own attorney’s fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (b) Post Change in Control. On and after a Change in Control, the Committee’s decisions shall be given no special deference, but rather shall be reviewed de novo, and, after first exhausting the Plan’s review procedures, a claimant may contest any Committee decision through arbitration or litigation, at the forum and the venue of his or her choice. The Company shall be liable for all court or arbitration costs and legal fees if the claimant is the prevailing party.

     3.5 Indemnification. Each person who is or shall have been a member of the Committee or acts pursuant to the Committee’s direction, shall be indemnified, defended and held harmless by the Employer against and from any loss, cost, damage, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him in settlement thereof, with the Employer’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he or she shall give the Employer an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his own behalf.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Employer’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Employer may have to indemnify, defend or hold them harmless.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

     4.1 Eligibility. The Committee shall determine, in its sole and absolute discretion, which such Employees shall be eligible to participate from time to time, and may modify such determinations at any time, provided that at all times the Plan shall continue to qualify as an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated employees, within the meaning of sections 201, 301, and 401 of ERISA.

     4.2 Participation. Each Eligible Employee shall automatically become a Participant in the Plan upon being selected by the Committee pursuant to Section 4.1 above. The Company shall notify an Employee within a reasonable time of such Employee’s gaining or losing eligibility for active participation in the Plan, and it shall provide each such Participant with any enrollment forms that must be completed by the Participant. In the event a Participant ceases to be eligible to participate in the Plan, such Participant shall retain all the rights described under the Plan, except the right to receive any further Enhanced SERP Contributions (except as provided below for Inactive Participants, if applicable), until such time that the Participant again becomes an active Participant.

     If a Participant terminates his employment with an Employer due to death or total and permanent disability, as determined by the Committee within its sole discretion, or within two (2) years following a Change in Control, the Participant is involuntary terminated not for Cause, such Participant shall cease being an active Participant, become an Inactive Participant and be eligible to receive the Enhanced SERP Contributions for Inactive Participants described in Section 5.2. Such individual shall remain an Inactive Participant until the earlier of (a) in the case of disability, such time as he ceases to be totally and permanently disabled (as determined by the Committee in its sole discretion), or (b) he would have met the Distribution Eligibility Requirement had his employment not terminated due to death, total and permanent disability, or involuntary termination without Cause within two (2) years following a Change in Control.

     The Eligible Employees who are currently participating in the Plan are set forth in Appendix A.

ARTICLE 5
CONTRIBUTIONS TO PARTICIPANTS’ ACCOUNTS

     5.1 Enhanced SERP Contributions. Prior to a Change in Control, the Employer will credit a contribution to each Participant’s Account for each Plan Year equal to the percentage of such Participant’s Compensation determined by the Committee, within its sole discretion, and as set forth in Appendix B. Prior to a Change in Control, the Committee may modify or amend Appendix B at any time for any reason in its sole discretion without further amending the Plan. Following a Change in Control, contributions will be credited to each active Participant’s Account equal to the greater of (a) the amount that would have been allocated if each Participant had become an Inactive Participant on the date of the Change in Control, was eligible for contributions under Section 5.2 based on his Imputed Compensation, and the Plan continued until each such Participant would have satisfied the Distribution Eligibility Requirement, or (b) the amount creditable based on the Participant’s actual Compensation and the contribution percentage set forth on Schedule B from time to time.

     5.2 Enhanced SERP Contributions for Inactive Participants. For each Plan Year that a former active Participant qualifies as an Inactive Participant, the Employer shall credit a contribution to each such Inactive Participant’s Account equal to the percentage set forth in Appendix B for each Inactive Participant immediately prior to his death or disability, or in the case of the Participant’s involuntary termination without Cause within two (2) years following a Change in Control, a percentage that is at least equal to the percentage set forth in Appendix B for the Inactive Participant immediately prior to the Change in Control (or, if greater, the percentage set forth on Appendix B for the Inactive Participant immediately prior to his termination of employment), multiplied by such Participant’s Imputed Compensation for the Plan Year.

     5.3 Involuntary Termination Without Cause. If a Participant’s employment is terminated by his or her Employer without Cause prior to the time the Participant meets the Distribution Eligibility Requirement, the Committee may, in its sole discretion, direct the Employer to credit a contribution to the Participant’s Account before it is distributed pursuant to Article 6 below, equal up to (as a maximum) an amount determined by treating the Participant as if his employment terminated due to death or disability, he became an Inactive Participant, and was entitled to contributions under Section 5.2 above until such time as he would have otherwise met the Distribution Eligibility Requirement.

     5.4 Vesting and Forfeiture. Except as provided below, a Participant will become 100% vested in all amounts credited to his Account upon the earlier of (i) meeting the Distribution Eligibility Requirement, (ii) becoming an Inactive Participant, (iii) a Change in Control, or (iv) involuntary termination of employment without Cause. In the event a Participant’s employment terminates before the occurrence of one of the vesting events describe above (a) by the Employer for Cause, or (b) voluntarily by the Participant for any reason, such Participant shall forfeit all amounts credited to his Account and no further benefits will be payable by the Plan. In addition, if prior to a Change in Control a Participant is terminated for Cause, he shall forfeit all amounts credited to his Account, whether or not otherwise vested, and no benefit shall be payable hereunder, even if the Participant has otherwise met the Distribution Eligibility Requirement. Moreover, in the event the Participant is ever engaged in Competitive Employment (within the time frames specified in such definition), such Participant (x) shall forfeit all amounts credited to his Account (whether or not vested) and no further benefits will be provided by the Plan, and (y) any amounts previously paid shall be returned to the Company. Finally, all benefits hereunder payable prior to a Change in Control are expressly conditioned on the Participant signing a General Waiver and Release (including a noncompete and nonsolicitation clause) in a form approved by the Committee.

     5.5 Timing of Contributions. The Employer will credit the contributions required pursuant to this Article 5 to each Participant’s Account no later than December 31 of the Plan Year to which the contributions relate (the “Contribution Due Date”). An Employer may defer crediting such contributions to a Participant’s Account for a period not to exceed 12 months from the Contribution Due Date. In such event, however, interest will accrue on the delinquent contributions at the rate of 6.5% per annum calculated on the basis of a 365-day year until the contribution is actually made, and the Employer will be required to credit an additional amount to such Participant’s Account at the time it credits the contributions required pursuant to this Article 5 (the “Actual Contribution Date”) equal to the interest that accrues on the delinquent contributions between the Contribution Due Date and the Actual Contribution Date.

ARTICLE 6
DISTRIBUTIONS

     6.1 Distributions. If a Participant retires or otherwise terminates employment with the Employer after he meets the Distribution Eligibility Requirement or otherwise becomes fully vested in his Account pursuant to Section 5.4, and prior to a Change in Control, conditioned on him signing a General Waiver and Release (including a noncompete and nonsolicitation clause) in a form approved by the Committee, the Participant may elect to receive the vested balance credited to his Account in (i) a single lump sum cash payment or, (ii) except in the case of death, disability, or involuntary termination without Cause within two (2) years after a Change in Control, annual cash installment payments over a period of five (5), ten (10), or fifteen (15) years. Each Participant shall be required to elect a distribution option when he first becomes eligible to participate in the Plan. If a Participant fails to make a distribution election, payment shall be made in a single lump sum. The amount of each installment payment under (ii) above shall be equal to the balance remaining in the portion of the Participant’s Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the total number of remaining installment payments. The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s Account pursuant to Article 7. A Participant may amend his distribution election at any time to change the form of distribution provided that the amendment (a) be made in the manner specified by the Committee, and (b) be made at least one (1) year prior to termination of employment. A Participant may amend his election up to two times; provided, however, the Committee may, within its sole discretion, allow additional amendments while the Participant is actively employed.

     Distributions under (ii) above shall begin in February of the year following the Participant’s termination. Lump sum distributions under this Section 6.1 shall be made in the calendar quarter following the quarter in which the Participant’s employment terminated. Notwithstanding the foregoing, distributions following a Participant’s death, disability, or involuntary termination without Cause within two (2) years after a Change in Control, shall be payable only in a single lump sum, and shall be made in the calendar quarter immediately following the date the Participant would have met the Distribution Eligibility Requirement if his employment had not terminated and he continued to work until such time.

     In the event of a Participant’s death after he has begun receiving installment payments hereunder but prior to the date the entire balance of the Participant’s Account is distributed, the unpaid vested portion of such Participant’s Account shall be paid to the Participant’s designated beneficiary in the form of a single lump sum as soon as administratively practicable following the date the Company is notified of the Participant’s death.

     6.2 Incompetence of Distributee. In the event that it shall be found that a person entitled to receive payment under the Plan (including a designated beneficiary) is a minor or is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefore shall have been made by a duly qualified committee or other legal representative), such payment may be made to any person whom the Committee in its sole discretion determines is entitled to receive it, and any such payment shall fully discharge the Employer, the Company, the Committee, the Plan, the Rabbi Trust, and the Rabbi Trust Trustee from any further liability to the person otherwise entitled to payment hereunder, to the extent of such payment.

ARTICLE 7
DEFERRED COMPENSATION ACCOUNTS

     7.1 Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping Account for each Participant, which shall be credited with the Enhanced SERP Contributions made under Article 5 and any deemed earnings credited pursuant to 7.2 below.

     7.2 Earnings on Contributions. A Participant’s Account shall be credited with earnings (or losses) based on a deemed investment of the Participant’s Account, as directed by each Participant, which deemed investment shall be in one or more benchmark funds among the investment options selected by the Company from time to time. Deemed earnings (and losses) on a Participant’s Account shall be based upon the daily unit valuation of the funds selected by such Participant, and shall be credited to a Participant’s Account each business day. Deemed earnings (or losses) shall be paid out to a Participant at the same time as the rest of his Account, pursuant to Article 6. Any portion of a Participant’s Account that is subject to distribution in installments shall continue to be credited with deemed earnings (or losses) until fully paid out to the Participant.

     The Company reserves the right to change the options available for deemed investments under the Plan from time to time, or to eliminate any such option at any time. In addition, the Company may require a Participant to make the same deemed investment elections under this Plan as the Participant makes for amounts credited to his benefit under any other plan or program sponsored or maintained by the Participant’s Employer including, without limitation, the Beverly Enterprises, Inc. Executive Deferred Compensation Plan and the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan. Participants may modify their deemed investment instructions each business day with respect to any portion (whole percentages only) of their Account, provided they notify the Company or its designee within the time and in the manner specified by the Company. Changes will be effective at the closing price of the funds the business day following the business day the change is received by the Company’s designee. Elections and amendments thereto pursuant to this Section 7.2 shall be made in the manner prescribed by the Company.

     7.3 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, or physical or mental incapacity will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Committee or its designee by the Participant.

     Participants may change their beneficiary designations on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written beneficiary designation that has been signed by the Participant and delivered to the Committee or its designee prior to the Participant’s death.

     In the event that all the beneficiaries named by a Participant pursuant to this Section 7.3 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries shall be paid to the Participant’s estate.

     In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid either to (i) the Participant’s estate, or (ii) if the Participant designated a beneficiary under another plan or program maintained by his Employer, the designated beneficiary under such other plan or program if the Committee so chooses in its sole discretion.

ARTICLE 8
TRUST

     Nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between the Employer and any Participant. Nevertheless, the Employer may establish one or more trusts, with such trustee(s) as the Committee may approve, for the purpose of providing for the payment of deferred amounts and earnings thereon (collectively referred to hereinafter as the “Rabbi Trust”). Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s general creditors upon the bankruptcy or insolvency of the Employer.

     If the Employer decides to utilize a Rabbi Trust, then, unless determined otherwise by the Committee, the Rabbi Trust will be the same trust that informally funds the benefits payable under the Beverly Enterprises, Inc. Executive Deferred Compensation Plan or any successor thereto (the “EDCP Trust”); provided that the assets of the EDCP Trust that are intended to informally fund the benefits payable under this Plan shall be accounted for separately from the EDCP Trust’s other assets.

ARTICLE 9
CHANGE IN CONTROL

     9.1 Trust and Trustees. Upon the occurrence of a Change in Control, the Rabbi Trust shall become irrevocable (if it is then revocable) and the Employer shall not thereafter be permitted to remove, terminate, or change the Rabbi Trustee without the prior written consent of the majority of the Participants, with weighted voting as measured by their account balances.

     9.2 Advanced Funding. No later than 10 days after a Change in Control occurs, the Employer shall make a contribution to the Rabbi Trust to the extent required to fully fund all benefits that are or may become payable under the Plan, together with all expenses of administering the Plan and Rabbi Trust. No later than December 31 of each Plan Year thereafter, the Employer shall make such additional contributions to the Rabbi Trust to fully fund the additional benefits that may become payable to Participants or beneficiaries under the Plan and the additional administrative, legal, and other Plan expenses.

     9.3 Amendment and Termination. After the occurrence of a Change in Control, neither the Employer nor the Committee may amend the Plan without the prior approval of a majority of the Participants. After a Change in Control, the Employer may not terminate the Plan until either (i) all benefits have been paid in full, or (ii) the majority of the Participants approve the same. For purposes hereof, Participants’ votes shall be weighted based on their relative Plan Account balances.

ARTICLE 10
RIGHTS OF PARTICIPANTS

     10.1 Contractual Obligation. The Plan shall create an unfunded, unsecured contractual obligation on the part of the Employer to make payments from the Participants’ Accounts when due. Payment of Account balances shall be made out of the general assets of the Employer or from the trust or trusts referred to in Article 8 above.

     10.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Employer. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Employer. Each Participant, by participating hereunder, agrees to waive any priority creditor status for wage payments with respect to any amounts due hereunder. The Employer shall have no duty to set aside or invest any amounts credited to Participants’ Accounts under this Plan. Notwithstanding anything in this Plan to the contrary, accounts established hereunder are solely for bookkeeping purposes and the Employer shall not be required to segregate any funds based on such Accounts.

     10.3 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Employer.

ARTICLE 11
WITHHOLDING OF TAXES

     The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan (or from a Participant’s other Compensation) amounts sufficient to satisfy withholding tax requirements. Employment taxes with respect to amounts deferred hereunder shall be payable in accordance with Code section 3121(v)(2) and may be withheld from a Participant’s Compensation even if due prior to the time of a distribution hereunder. The Employer makes no representations, warranties, or assurances and assumes no responsibility as to the tax consequences of this Plan or participation herein.

ARTICLE 12
AMENDMENT AND TERMINATION

     Except as provided in Article 9 and otherwise herein, the Employer reserves the right to amend, modify, or terminate the Plan (in whole or in part) at any time by action of the Company or the Committee, with or without prior notice. Except as described below in this Article 12, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any vested amounts already deferred or credited hereunder or deemed earnings thereon, up to the point of amendment or termination, without the consent of the Participant.

     The Company may terminate the Plan and commence termination payout for all or certain Participants, or remove certain Employees as Participants, if it is determined by the

United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of section 3(2) of ERISA that is not exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA, or if the IRS or other government agency otherwise taxes or proposes to tax amounts deferred hereunder prior to their scheduled payment date, or if any statute or regulation otherwise alters the intended effect or benefits under the Plan or Rabbi Trust. If payout is commenced pursuant to the operation of this Article 12, the payment of deferred amounts and earnings thereon shall be made in the manner selected by each Participant under Section 6.1 herein (other than the commencement date), as if the Participant had met the Distribution Eligibility Requirement.

ARTICLE 13
MISCELLANEOUS

     13.1 Notice. Any notice or filing required or permitted to be given to the Employer under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Beverly Enterprises, Inc. Enhanced Supplemental Executive Retirement Plan Committee, and if mailed, shall be addressed to the principal executive offices of the Employer. Notice mailed to a Participant shall be at such address as is given in the records of the Employer. Notices to the Employer shall be deemed given as of the date of delivery. Notice to a Participant or beneficiary shall be deemed given as of the date of hand delivery, or if delivery is made by mail, three (3) days following the postmark date.

     13.2 Nontransferability. Except as provided in Section 7.3 and this Section 13.2, Participants’ rights to deferred amounts and earnings credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order, nor shall the Employer make any payment under the Plan to any assignee or creditor of a Participant.

     13.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     13.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     13.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Employer.

     13.6 Successors. All obligations of the Employer under the Plan shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

     13.7 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Delaware.

ARTICLE 14
ADMINISTRATIVE INFORMATION

     14.1 Plan Sponsor and Administrator. The Plan described herein is sponsored by:

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919

     The Committee is the plan administrator and named fiduciary. Prior to a Change in Control, the Committee has been granted complete fiduciary discretion and authority to administer, operate, and interpret the Plan and make final decisions on such issues as eligibility, payment of benefits, claims, and claims appeals, unless such decisions have been delegated to another party. However, many day-to-day questions can be answered by the Benefits Department.

     The agent for the service of legal process for the Plan is the Company.

     14.2 Plan Type and Plan Year. Documents and reports for the Plan are filed with the United States Internal Revenue Service and the Department of Labor under Employer Identification Number: 62-1691861.

     The official Plan name is the Beverly Enterprises, Inc. Enhanced Supplemental Executive Retirement Plan, which, for government purposes, is intended to be an unfunded pension plan maintained by an employer for a select group of management or highly compensated employees. Plan records are maintained on an annual basis and December 31 is the end of the plan year.

     14.3 Plan Funding. The Plan is unfunded and unsecured and benefits are paid solely from the Employer’s general assets.

ARTICLE 15
ERISA RIGHTS

     Certain rights and protections are provided to Plan participants under the Employee Retirement Income Security Act of 1974 (ERISA). These ERISA rights include the following:

(a)	Any Plan participant may contact the Benefits Department to examine all Plan documents without charge. These may include the Plan descriptions and all other documents filed with the United States Department of Labor.

(b)	Copies of Plan documents and other information may be obtained by writing to the Committee. A reasonable charge may be assessed for these copies.

(c)	Each Plan participant has the right to receive a written summary of the Plan’s annual financial reports, if any. However, this type of plan is not required to have either an annual financial report or a summary annual report.

(d)	An employee may not be discharged or discriminated against to prevent his obtaining a benefit or exercising his ERISA rights.

(e)	If a claim for a benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     The named fiduciary for this Plan is the Committee.

     Under certain circumstances, outside assistance may be necessary to resolve disputes between a Participant and Plan officials. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If a claim for benefits is denied or ignored, in whole or in part, after a final review, the claim may be submitted to binding arbitration (or, after a Change in Control, to either arbitration or a court, at the Participant’s election). If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     For further information about this Plan, contact the Benefits Department. Or, if you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.